GREENHILL & CO. INTERNATIONAL, LLP
AMENDED 2019 EQUITY INCENTIVE PLAN
DEFERRED CASH AWARD NOTIFICATION

Greenhill & Co. International, LLP (the “Company”) and certain other parties signatory thereto, hereby grants to the “Participant” (named below) this deferred cash award (the “Award”) pursuant to the Greenhill & Co., Inc., Amended 2019 Equity Incentive Plan (the “Plan”) upon the following terms and conditions:

Name of Participant:	#ParticipantName#

Grant Date:	#GrantDate#

Currency:	GB Pound Sterling

Award Amount:	#QuantityGranted#

1.Notification. This Award is subject to all terms and conditions of this Notification and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. The term “Notification” means this Notification.

2.Treatment of Interest. This Award is non-interest bearing.

3.Vesting Eligibility of the Award. Subject to the terms and conditions set forth in the Plan, the Award will be eligible for vesting as follows:

a)General. Unless otherwise provided under the Plan or this Notification, the Award will be eligible for vesting as of the dates (the “Vesting Date(s)”) set forth below in accordance with the attached Appendix:

Vesting Dates =
#VestingDateandQuantity#

b)Termination of Employment. Upon a termination of employment, the provisions of Sections 12 and 13 of the Plan shall apply. In accordance with Section 13 of the Plan, if the Participant’s employment with the Company (or any of its Affiliates) terminates before the Vesting Date due to the Participant’s Retirement, this Award shall automatically be forfeited and cancelled.

4.Settlement of Award. Awards eligible for vesting in accordance with Section 3 above will be settled in cash, net of any applicable withholding taxes, in the Currency denominated above within 45 days following the relevant Vesting Date into your payroll deposit account or such other bank account nominated by you.

5.Forfeiture. Awards which are not eligible for vesting under the Plan will be automatically forfeited and cancelled.

6.Dates. The presentation of dates related to the Grant Date and Vesting Date(s) is displayed in the U.S. format of month/day/year.

7.Notices. Notices hereunder and under the Plan, if to Greenhill & Co., Inc., shall be delivered to the Plan Administrator or mailed to its principal office, which is currently Greenhill & Co., Inc., 1271 Avenue of the Americas, New York, New York, 10020, attention of the Plan Administrator, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Company.

8.Committee Discretion. All decisions and interpretations made by the Board of Directors or the Compensation Committee of Greenhill & Co., Inc. with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Notification and the Plan, this Notification shall govern.

9.Clawback. Pursuant to the terms of the Plan, this Award and any cash payment or Shares delivered pursuant to this Award are subject to forfeiture and recovery based on the terms of any clawback or recoupment policy which Greenhill & Co., Inc. may adopt from time to time.

10.Participant Acknowledgements. By accepting this Award, you acknowledge receipt of a copy of the Plan, and agree to be bound by the terms and conditions set forth in this Notification and the Plan, as in effect from time to time.

11.Governing Law. This Notification shall be governed by the laws of the state of New York without giving effect to its choice of law provisions.

GREENHILL & CO., INC.
By:
Name:
Title: